                                TERMINATION AGREEMENT


    This Termination Agreement ("Termination Agreement"), dated as of September 10, 1997, is between Cinergi Pictures Entertainment Inc. and Cinergi Productions N.V. Inc. (collectively "Cinergi") on the one hand and Ixtlan Corporation, Illusion Entertainment Group, Quetzalcoatl, Inc. and Oliver Stone ("Stone") (collectively "Producer"), on the other hand.

    Reference is made to the Theatrical Motion Picture First Look Deal, dated as of February 10, 1995, between Cinergi and Producer (the "Agreement"), which by its terms expires on February 10, 1998. The parties have agreed to an earlier termination and expiration of obligations under the Agreement on the terms set forth in this Termination Agreement. Unless set forth to the contrary herein, all defined terms used in this Termination Agreement shall be defined as set forth in the Agreement.

    The parties hereto hereby agree as follows:

1. Overhead Payment. Cinergi shall concurrently herewith upon execution pay Producer the sum of $91,098.87 in lieu of any further overhead payments due under Paragraph 2 of the Agreement.

2. Termination. Producer and Cinergi hereby agree that effective as of September 10, 1997 (the "Termination Date"), the Agreement is expired, terminated, and inoperative in all respects, and none of the parties thereto shall have any further obligations to the other in respect thereto, except as set forth in this Termination Agreement. Without limiting the foregoing, the parties specifically agree and acknowledge that as of the Termination Date:


    a. Producer shall have no further obligation to provide Cinergi with a First Look as to any properties or projects pursuant to Paragraph 3 of the Agreement, or otherwise.

    b. Excluding the payment made under Paragraph 1 of this Termination Agreement, Cinergi will have no further obligation to fund or provide overhead payments to Producer pursuant to Paragraph 2 of the Agreement, or otherwise;

    c. Cinergi will have no further obligation to provide funds for development of projects pursuant to Paragraph 4 of the Agreement under the Development Fund, or projects approved by Cinergi outside the Development Fund, or otherwise, except for the project "Scud - The Disposable Assassin" which is governed by Paragraph 6 below; and

    d. Stone will have no further obligation to direct and Producer will have no further obligation to produce any project for Cinergi now or in the future pursuant to Paragraph 5 and/or 6 of the Agreement, or otherwise.

    e.   Cinergi will have no further obligation to replenish the Development
Fund.

    f. Cinergi will have no obligation to produce or finance production of any future projects.

3. Development Projects. Attached hereto as Exhibit "A" is a list of all projects which are in development at Cinergi under the Agreement, including all approved and discretionary projects (the "Cinergi Development Projects"). The actual development costs (plus interest) to date expended by Cinergi and daily interest incurred after the Termination Date (the "Reimbursement Amount") and all outstanding commitments and obligations for each of the Cinergi Development Projects ("Commitments") are itemized in Exhibit "A". Other than with respect to "Scud", Cinergi shall have no further responsibility for any Commitments or otherwise to pay any monies with respect to the Cinergi Development Projects. Cinergi warrants and represents that the Commitments itemized on Schedule "A" set forth all outstanding obligations in respect of the Cinergi Development Projects.

    4. Quitclaim of Development Projects. Concurrently with the execution hereof, Cinergi shall execute and deliver to Producer, a Quitclaim Agreement and Short Form Assignment in substantially the forms attached hereto as Exhibit "B" irrevocably conveying to Producer (specific company or individual to be designated by Producer) all of Cinergi's right, title and interest in and to each such Cinergi Development Project ("Quitclaim Agreement"), other than "Scud" which will be governed by Paragraph 6 below.

    5. Repayment of Reimbursement Amount For Development Projects. With respect to each of the Cinergi Development Projects which is actually produced (i.e. actually commences principal photography), if ever, in the future, Producer shall cause Cinergi to be paid the Reimbursement Amount as itemized and set forth on Exhibit "A" for each such project actually produced. The Reimbursement Amount shall be payable only upon commencement of principal photography, if ever, of the applicable Cinergi Development Project. Cinergi shall have a lien and security interest to secure repayment of the Reimbursement Amount in respect of each of the Cinergi Development Projects. Concurrently with the execution hereof, Producer shall execute and deliver UCC-1's and an Assignment and Mortgage of Copyright in the form annexed hereto as Exhibit "C" to evidence the grant of such security interest. Upon payment of the Reimbursement Amount for a Cinergi Development Project, Cinergi shall cause a signed Termination Statement (UCC-2) and Release/Termination of Assignment and Mortgage of Copyright, to be filed with respect to such project and if Cinergi does not execute and record such UCC-2 Termination Statement and/or Release/Termination of Assignment and Mortgage of Copyright within five (5) days after Producer's request, Producer may do so in Cinergi's name, and for such purpose, Cinergi irrevocably appoints Producer as Cinergi's attorney-in-fact, which such appointment is coupled with an interest. Producer does not warrant or represent in any way that any of the Cinergi Development Projects will be actually produced in the future.

    6. "Scud" Development Project. The project "Scud - The Disposable Assassin" will remain in development at Cinergi (with Cinergi responsible to pay all costs and expenses relating thereto) until the earlier of (i) the date Andrew Vajna ceases to be employed on a full-time basis in his current capacity of the CEO of Cinergi or (ii) the date Vajna (or an entity owned and controlled by Vajna) (collectively "Cinergi Newco") acquires and assumes all right, title and interest to "Scud" (including the obligations reflected in Paragraph 6 or elsewhere in this Agreement) from Cinergi. In the event that 6.(i) above is the first to occur, then Paragraph 6.b. below applies. In the event that 6(ii) above is the first to occur or 6(ii) occurs simultaneously with 6(i) above, "Scud" remains with Cinergi Newco and Paragraph 6.a. applies.

    a. Producer/Stone will remain under all circumstances attached to the "Scud" project as producer and/or director, for so long as they so elect, and Cinergi or Cinergi Newco (as the case may be) will continue to develop such project in coordination with Producer. If at any time, Cinergi or Cinergi Newco does not actively develop (i.e. proceeding with writing, casting, and/or preproduction activities (e.g., budgeting and scheduling) when requested by Producer without any significant delay or interruption) or affirmatively abandons the project, then Producer shall have the right for a period of 24 months to try and set the project up elsewhere for development, subject to Cinergi's security interest and payment of Cinergi and Cinergi Newco's actual costs plus interest ("Scud Reimbursement") when the project is actually produced elsewhere. Even if Cinergi or Cinergi Newco is actively developing "Scud", if Stone wants to either actually direct "Scud" and/or Producer wants to produce "Scud", Cinergi or Cinergi Newco (as applicable) must approve the project and finalize a deal for the rendition of Stone's applicable services, (i.e., producing and/or directing services), within 30 days. If Cinergi Newco does not approve the project and finalize a deal for Stone's services, Producer/Stone will have the right to try and set up the project elsewhere (provided that the deal for Stone's services is no less favorable than the amounts Cinergi Newco offered) for a period of 24 months, subject to Cinergi's security interest and payment of the Scud Reimbursement if and when the project is actually produced elsewhere.
Cinergi and Cinergi Newco will execute any necessary documents to accomplish any assignment of rights to "Scud" as provided in this paragraph, upon payment of the Scud Reimbursement for the project. In the event Producer fails to set up "Scud" with a third party, then the project stays with Cinergi or Cinergi Newco (as the case may be) with Producer/Stone attached, for so long as Producer so elects. In the event that Cinergi Newco does not approve the "Scud" project and finalize a deal for Stone's services and Producer sets up "Scud" elsewhere, Producer will negotiate in good faith for at least twenty (20) days the terms of a potential attachment by Cinergi Newco for the services of Vajna with the third party as a producer on the project, provided that if the parties are unable to reach complete agreement as to Vajna's services for any reason within such period, Producer shall have no other obligation of any kind to Cinergi Newco or Vajna in connection therewith and Producer (and any third party) shall have the unencumbered right to proceed with the project without Cinergi Newco's and Vajna's involvement as a producer or otherwise, subject only to payment of the Scud Reimbursement when the picture is actually produced elsewhere.

    b. In the event that Vajna is no longer employed in his present capacity on a full time basis with Cinergi and Cinergi Newco has not acquired Cinergi's right, title and interest in or to "Scud" prior to said termination of Vajna's services, then, upon Producer's election, all right, title and interest in and to the project shall automatically and without further condition revert to Producer, and the provisions of Paragraph 5 above shall apply as to any payment of the Scud Reimbursement in respect of "Scud" to

Cinergi. In order to effect such reversion and conveyance of rights to Producer, Cinergi shall execute and deliver to Producer a Quitclaim Agreement in the form annexed hereto as Exhibit "B" for the project, and Producer shall deliver a UCC-1 and Copyright Mortgage to Cinergi.

    c. Cinergi Newco shall provide immediate written notice to Producer of the acquisition and assumption by Cinergi Newco of all right, title and interest in "Scud" (including the obligations reflected in this Paragraph 6), and Cinergi and Cinergi Newco shall provide immediate written notice to Producer if Vajna shall no longer be employed by Cinergi on a full time basis in his present capacity.

7. Overhead Reimbursement/Deferments. The parties have agreed to the following with respect to Adjusted Unreimbursed Overhead (as defined in Paragraph 14 of the Agreement) and any other overhead payments of any kind to Cinergi (the "Overhead"). The Overhead will be $6 million, inclusive of all interest or other charges of any kind incurred now or in the future, subject to reduction as provided in Paragraph 7.c.d.f. below. Cinergi will be reimbursed the Overhead (or portions thereof), if any, solely in the manner specified below and solely if (and only if) the terms and conditions applicable to such reimbursement have been satisfied:

    a. $3.5 MILLION ALLOCATION. A sum equal to $3.5 million of the Overhead, as it may be reduced pursuant to Paragraph 7.c.d.f. below ("Special Projects Overhead") shall be allocated to the projects "Alexander the Great", "Media Project", "Cortez", "Patriots" a/k/a "A Few Good Nazis" and "Scud" (the "Special Projects"). If (and only if) a Special Project is actually produced (i.e., commences principal photography), then, subject to the terms and monetary cap set forth in Paragraph 7.f. below, as to such project actually produced, Producer will cause Cinergi to receive (i) a cash payment of $175,000 upon commencement of principal photography of the applicable Special Project, if ever, and (ii) three contingent deferments in respect of the applicable Special Project in the amount of $250,000 each, which deferments shall be contingent and payable to Cinergi, if at all, at the points in time, if ever, that the applicable Special Project actually reaches "First Cash Breakeven" ($250,000 paid), Second Cash Breakeven ($250,000 paid), and Third Cash Breakeven ($250,000 paid). For these purposes, "First Cash Breakeven" shall be defined as the end of the accounting period in which "net profits" (or "net proceeds" or "defined proceeds" or such other comparable term is first reached as defined by the financier/distributor of the Special Project (if it is a "major motion picture company") utilizing its standard and customary "net profits" definition, provided that the distribution fees utilized in computing said "net profits" (or comparable term) shall be 10% in lieu of any higher distribution fees; "Second Cash Breakeven" shall be the same definition, but utilizing a 12 1/2% distribution fee; and "Third Cash Breakeven" shall be the same definition but utilizing a 15% distribution fee. In the event the financier/distributor is not a "major", then the standard and customary definition of "net profits" (or comparable term such as Defined Contingent Proceeds) presently used by Walt Disney Pictures (utilizing 10%, 12 1/2%, and 15% distribution fees in the manner set forth in the foregoing) shall apply to determine First, Second and Third Cash Breakeven and any obligation by Producer to pay the contingent deferments in respect of an applicable Special Project. Producer/Stone do not warrant or represent in any way or respect that any Special Project will reach or attain First, Second or Third Cash Breakeven.

    b. $2.5 Million Allocation. $2.5 million of the Overhead, as it may be reduced pursuant to Paragraph 7.c.d.f. below ("Director Overhead") shall be allocated over the next five (5) pictures if, as, and when actually directed by Stone ("Directed Pictures"). Producer and Stone shall have the sole and absolute discretion to allocate any portion or amount of the Director Overhead to a Directed Picture; provided however, that, subject to the terms and monetary cap set forth in Paragraph 7.f. below, (i) the sum of $125,000 shall be paid to Cinergi by Producer upon commencement of principal photography, if ever, of each of the Directed Pictures, unless "Mission Impossible 2" is one of the Directed Pictures, in which case the cash payment due upon commencement of principal photography shall be $200,000 for

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

"Mission", and $125,000, $100,000, $100,000, and $100,000 for the other four
Directing Pictures, respectively, (ii) Producer will allocate at least $250,000 as a contingent deferment to each Directed Picture, (iii) the aggregate and total amount allocated by Producer as contingent deferments to all the Directed Pictures shall not be less than $1,875,000, subject to reduction of this amount as set forth in Paragraph 7.c.d.f. below. The amount, if any, allocated by Producer to a particular Directed Picture as a contingent deferment shall be payable only as a contingent deferment, payable to Cinergi, if (and only if) the pertinent Directed Picture actually reaches "Second Cash Breakeven", if ever, as defined and set forth in Paragraph 7.a. above. Producer/Stone do not warrant or represent in any way or respect that any Directed Picture will reach or attain "Second Cash Breakeven". Producer shall designate the amount allocable to a particular Directed Picture as such a contingent deferment (which, subject to the terms and monetary cap reflected in Paragraph 7.f. below, shall be at least $250,000 for each Directing Picture) prior to commencement of principal photography of the Directed Picture involved.

    c. With respect to those theatrical motion picture projects set forth in Exhibit "D" hereto, Producer will cause the amounts therein specified as to each project to be paid to Cinergi if (and only if) such project is actually produced (i.e. commences principal photography) by Producer prior to February 10, 1999. As to those projects commenced prior to February 10, 1998, the parties


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

agree that 50% of any and all amounts so paid to Cinergi shall be applied against and reduce the aggregate Director Overhead, and that 50% of any and all amounts so paid to Cinergi shall be applied against and reduce the aggregate Special Projects Overhead. Thus, for example, if Cinergi received a total of $500,000 on those projects actually commencing principal photography prior to February 10, 1998, then the aggregate Director Overhead would be reduced by $250,000 to $2,250,000 and the Special Projects Overhead would be reduced by $250,000 to $3,250,000. Producer does not warrant or represent in any way or respect that any project listed on Exhibit "D" will actually be produced and commence principal photography prior to February 10, 1999, or at any other time.

    d. In the case of those projects listed on Exhibit "D" commencing principal photography after February 10, 1998, and as to which Cinergi receives any payments at any time, all (100%) of such amounts paid to Cinergi (if any) shall be applied against and reduce the aggregate Director Overhead. It is expressly understood and acknowledged that while Producer shall use good faith attempts to cause reimbursement to Cinergi of the amounts set forth on Exhibit "D" for projects which commence principal photography after February 10, 1999, Producer/Stone shall not be in breach or violation of this Termination Agreement for any failure for any reason to reimburse Cinergi in respect of such projects.

    e. Amounts received by Cinergi under Paragraphs 7.c.d. above shall first be applied against the contingent deferments portion of the Special Overhead and the Director Overhead respectively and will not directly reduce the amounts payable upon commencement of principal photography under Paragraphs 7.a.(i) and 7.b.(i) above, but amounts payable under such Paragraphs 7.a.(i) and 7.b.(i) may be reduced or eliminated as a result of the monetary caps for the Special Projects Overhead and the Director Overhead, as set forth under Paragraph 7.f. below.

    f. The total amounts paid to Cinergi pursuant to this Paragraph 7 (inclusive of all cash payments and deferments provided herein) shall in no event exceed the Special Projects Overhead in respect of the Special Projects and the Director Overhead in respect of the Directing Projects, as both the Special Projects Overhead and the Director Overhead may be reduced under Paragraph 7.c.d. above as a result of payments to Cinergi in respect of the projects listed in Exhibit "D". Once the aggregate Special Projects Overhead (as it may have been reduced) has been paid to Cinergi, if ever, in accordance with this Termination Agreement, Producer shall have no further obligation to allocate any sums to the Special Projects or to make or cause any further payments of any kind or nature to Cinergi pursuant to Paragraphs 7.a.b.c.d. above, or otherwise. Once the aggregate Director Overhead (as it may have been reduced under Paragraph 7.c.d. above) has been paid to Cinergi, if ever, in accordance with this Termination Agreement,

Producer shall have no further obligation to allocate any sums to the Directing Projects or to make any further payments of any kind or nature to Cinergi in accordance with Paragraphs 7.a.b.c.d. above, or otherwise.

8.  Release.

    a. Except for the obligations of the parties under this Termination Agreement, Cinergi and its employees, officers, directors, successors, and assigns, and anyone acting on its behalf, hereby release and forever discharge Producer and all of its employees, shareholders, officers, directors, parents, agents, predecessors, successors, accountants, attorneys and other representatives, from any and all claims, demands, actions, causes of action, and damages, suspected or unsuspected, whether known or not known, based on any fact, action, transaction, practice, conduct, or omission pertaining to performance or operation of the Agreement that occurred prior to the date of this Termination Agreement.

    b. Except for the obligations of the parties under this Termination Agreement, Producer and its employees, officers, directors, successors, and assigns, and anyone acting on its behalf, hereby release and forever discharge Cinergi and all of its employees, shareholders, officers, directors, parents, agents, predecessors, successors, accountants, attorneys and other representatives, from any and all claims, demands, actions, causes of action, and damages, suspected or unsuspected, whether known or not known, based on any fact, action, transaction, practice, conduct, or omission pertaining to performance or operation of the Agreement that occurred prior to the date of this Termination Agreement (hereinafter collectively referred to as "Released Claims").

9.  With respect to the Released Claims, all rights under California Civil Code
Section 1542 and any similar rights under any similar federal, state or local statute, rule or regulation, are hereby expressly waived by the parties, and each of them, notwithstanding any provision to the contrary. California Civil Code Section 1542 provides as follows:

    "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him, must have materially affected his settlement with the debtor."

10. The parties, and each of them, and their representatives, heirs, successors, and assigns expressly waive and release any right or benefit which they have or may have under Section 1542 of the Civil Code of the State of the California, to the fullest extent that they may waive all such rights and benefits pertaining to the matters released herein. It is the intention of the parties, and each of them, through this Termination Agreement, and with the advice of counsel, to fully, finally, and forever settle and release all matters in respect of the Agreement, and all claims relative thereto, in furtherance of such intention.

11. General Provisions.

    a. This Termination Agreement and any controversy which might arise therefrom shall in all respects be interpreted, enforced and governed by the laws of the State of California. The parties agree that this Termination Agreement shall be construed as a whole according to its fair meaning and is not to be strictly construed for or against either of the parties hereto.

    b. This Termination Agreement and the obligations and rights hereunder may be assigned by Cinergi in whole or in part to the Walt Disney Company or another financially responsible entity or Cinergi Newco, and by Producer, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns and each and every entity which is now or ever was a division, parent, successor, predecessor or subsidiary for each party and its respective legal successors and assigns. Cinergi hereby directs and instructs that any and all payments due under Paragraph 7 hereunder shall be paid directly to the Walt Disney Company instead of Cinergi.

    c. The parties acknowledge that each of them have not assigned all or any portion of any claim pertaining to the Released Claims to any person or entity. In the event any claims are made by any third persons or entities based upon any purported assignment of any claims asserted in connection with the Released Claims, then the party who has breached his representation of warranty contained herein agrees to defend, indemnify and hold harmless the other party from any said claims being made. In addition, in the event any claims are made by any third persons or entities based upon the conduct of the other party hereto in respect of the Agreement or the Cinergi Development Projects, the party whose conduct gave rise to such claims agrees to indemnify and hold harmless the other party from any said claims being made.

    d. In the event that any covenant, condition or other provision contained in this Termination Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, the covenant, condition or other provision shall be deemed severable from the remainder of this Termination Agreement and shall in no way affect, impair or invalidate any other covenant, condition or other provision. If any covenant, condition or other provision shall be deemed invalid due to its scope or breadth, the covenant, condition or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.

    e. No breach of any provision hereof can be waived unless in writing. Waiver of any one breach of any provision hereof shall not be deemed to be a waiver of any other breach of the same or any other provision hereof. This Termination Agreement may be amended only by a written agreement executed by each of the parties hereto.

    f. The parties hereto, and each of them, further represent and warrant that they have carefully read this Termination Agreement and know the contents hereof and that they have signed this Termination Agreement with the advice and recommendation of independent legal counsel.

    g. The captions appearing at the commencement of certain paragraphs hereof are descriptive only and for convenience of reference. Should there by any conflict between any such caption and the paragraph at the head of which it appears, the paragraph, and not such caption, shall control and govern in the construction of this Termination Agreement.

    h. The parties agreed to execute such additional documents and perform such other acts as may be reasonably necessary to effectuate the purposes of this Termination Agreement.

    i. This Termination Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and there are no terms other than those contained herein. No supplement, modification or termination of this Termination Agreement shall be deemed valid unless executed in writing by the parties hereto.

    j. This Termination Agreement shall be governed and construed in accordance with the laws of the State of California and the United States of America applicable to agreements entered into and fully performed in said State. Only the California courts (state and federal) shall have jurisdiction over controversies regarding the obligations of the parties under this Termination Agreement, and the parties submit to the jurisdiction of such courts in connection with any such controversies.

    k. For no reason or cause whatsoever, including, without limitation a material breach by Producer and/or Stone, shall Cinergi be entitled to any remedy other than an action at law for damages, all other rights and remedies being expressly waived. Without limiting the foregoing, Cinergi understands and agrees that under no circumstances and for no reason whatsoever shall Cinergi be entitled or have the right to terminate, stop, enjoin or otherwise interfere with the development, production or distribution of any Cinergi Development Project or any other production produced and/or directed by Producer/Stone.

    l. Any notice which either party is required or may desire to give to the other party hereunder shall be in writing and may be served by delivering it to such other party, or by sending it to such other party by regular U.S. mail and by telecopier (fax), at the following addresses:
Cinergi Pictures Entertainment Inc., 2308 Broadway, Santa Monica, California 90401, Producer, Illusion Entertainment Group, 201 Santa Monica Boulevard, Suite 625, Santa Monica, California 90401, or such substitute address as either party may from time to time designate by notice to the other party. Copies of notices to Producer shall be sent concurrently to Greenberg Glusker Fields Claman & Machtinger LLP, Attention: Robert F. Marshall, Esq., 1900 Avenue of the Stars, Suite 2100, Los Angeles, California 90067; Facsimile Number: 310/553-0687.

    m. Nothing herein contained shall constitute a partnership between or joint venture by the parties hereto or appoint any party the agent of any other party. No party shall hold itself out contrary to the terms of this Paragraph and, except as otherwise specifically provided herein, no party shall become liable for the representation, act or omission of any other party. This Agreement is not for the benefit of any third party who is not referred to herein and shall not be deemed to give any right or remedy to any such third party.

    n. This Termination Agreement may be executed in counterparts and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and all counterparts taken together shall constitute one and the same Agreement, which shall be binding and effective as to all parties.


    IN WITNESS WHEREOF, the parties have executed this Termination Agreement as of the date first above written.


DATED:   September 30, 1997       IXTLAN CORPORATION


                                  By:  /s/ Oliver Stone
                                      -------------------------------------
                                  Its: President
                                       ------------------------------------


DATED:   September 30, 1997       QUETZALCOATL, INC.


                                  By:  /s/ Oliver Stone
                                      -------------------------------------
                                  Its: President
                                       ------------------------------------


DATED:   September 30, 1997       ILLUSION ENTERTAINMENT GROUP


                                  By:  /s/ Oliver Stone
                                      -------------------------------------
                                  Its: President
                                       ------------------------------------


DATED:   September 30, 1997         /s/ Oliver Stone
                                   -----------------------------------------
                                   Oliver Stone


DATED:   September 30, 1997        CINERGI PICTURES ENTERTAINMENT, INC.


                                  By:  /s/ Randolph M. Paul
                                      -------------------------------------
                                  Its: Senior Vice President
                                       ------------------------------------


DATED:   September 30, 1997        CINERGI PRODUCTIONS, N.W., INC.


                                  By:  /s/ Randolph M. Paul
                                      -------------------------------------
                                  Its: Senior Vice President
                                       ------------------------------------

APPROVED AND ACCEPTED WITH REGARD TO PARAGRAPH 6:

DATED:   October 9, 1997       /s/ Andrew Vajna
                                  -----------------------------------------
                                  ANDREW VAJNA individually and on behalf of
                                  any entity that he owns and controls which
                                  acquires rights under Paragraph 6 hereof.









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